EXHIBIT 99.1
PART II
Note: The information contained in this exhibit has been updated for the retrospective adoption of a new accounting standard, issued by the Financial Accounting Standards Board, Accounting Standards Update No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” Our debt issuance costs are now presented as a direct deduction from the carrying amount of the debt liability and not as deferred charges presented as assets on the Consolidated Balance Sheets. This exhibit has not been updated for any other changes since the filing of the 2015 Form 10-K. For additional developments since the filing of the 2015 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

Item 6.	SELECTED FINANCIAL DATA

	Years ended December 31,
Consolidated Statement of Income Data:	2015	2014	2013	2012	2011
	(In millions, except per share data)
Revenues:
Product sales	$20,944	$19,327	$18,192	$16,639	$15,295
Other revenues	718	736	484	626	287
Total revenues	21,662	20,063	18,676	17,265	15,582
Operating expenses:
Cost of sales	4,227	4,422	3,346	3,199	2,708
Research and development	4,070	4,297	4,083	3,380	3,167
Selling, general and administrative	4,846	4,699	5,184	4,814	4,499
Other(1)	49	454	196	295	896
Net income	$6,939	$5,158	$5,081	$4,345	$3,683
Diluted earnings per share	$9.06	$6.70	$6.64	$5.52	$4.04
Dividends paid per share	$3.16	$2.44	$1.88	$1.44	$0.56
	As of December 31,
Consolidated Balance Sheet Data:	2015	2014	2013	2012	2011
	(In millions)
Total assets	$71,449	$68,882	$65,974	$54,180	$48,762
Total debt(2)	$31,429	$30,588	$31,977	$26,411	$21,319
Total stockholders’ equity(3)	$28,083	$25,778	$22,096	$19,060	$19,029
In addition to the following notes, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and accompanying notes in the exhibits to this Current Report on Form 8-K and the previously filed Annual Reports on Form 10-K for further information regarding our consolidated results of operations and financial position for periods reported therein and for known factors that will impact comparability of future results. Also, see Part IV—Note 15, Stockholders’ equity, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K, for information regarding cash dividends declared per share of common stock.

(1)	In 2011, we recorded a $780 million legal settlement charge ($705 million, net of tax) in connection with an agreement in principle to settle allegations related to our sales and marketing practices.

(2)
See Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for discussion of our financing arrangements. In addition, in 2012 and 2011, we issued $5.0 billion and $10.5 billion, respectively, aggregate principal amount of notes. In 2012, we repaid $123 million of Other notes. In 2011, we repaid our 0.125% Convertible Notes of $2.5 billion.

(3)
Throughout the five years ended December 31, 2015, we had a stock repurchase program authorized by the Board of Directors through which we repurchased $1.9 billion, $0.2 billion, $0.8 billion, $4.7 billion and $8.3 billion, respectively, of Amgen common stock.

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